NORTH CAROLINA
Department of The Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

THE SAINT JAMES COMPANY

the original of which was filed in this office on the 9th day of October, 1984.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 9th day of March, 2009.

Elaine F. Marshall

Secretary of State

344911

OCT 9 3 00 PM '84

FILED
THAD EURE
SECRETARY OF STATE
NORTH CAROLINA

ARTICLES OF AMENDMENT

OF

RADIATION DISPOSAL SYSTEMS, INC.

The undersigned corporation, for the purpose of amending its Articles of Incorporation and pursuant to the provisions of §55-103 of the General Statutes of North Carolina, hereby executes the following Articles of Amendment:

1. The name of the corporation is RADIATION DISPOSAL SYSTEMS, INC.

2. The following amendment to the charter of the corporation was adopted by its shareholders on the 13th day of September, 1984, in the manner prescribed by law:

RESOLVED that the Articles of Incorporation of this corporation be amended by striking out that article designated as "IV", and containing the total shares which this corporation is authorized to issue, and concurrently inserting in lieu thereof a new Article IV to read as follows:

"IV. The aggregate number of shares of common stock which the corporation shall have authority to issue is 20,000,000 having a par value of $.001 each."

3. The total number of shares of common stock the corporation outstanding at the time of such adoption was 5,912.3077 and the number of shares entitled to vote thereon was 5,912.3077.

4. The number of shares voted for such amendment was 5,912.3077 common stock and no shares were voted against such amendment.

5. Any exchange, reclassification or cancellation of issued shares will be effected in the following manner: The corporation will exchange each currently outstanding share, or fraction thereof, for 1,000 new shares, or the number of shares to be determined by multiplying such fraction by 1,000.

6. Any change in the stated capital of the corporation will be effected in the following manner: None.

7. The amendment herein effected does not give rise to dissenter's rights to payment for reason that the only affect of such amendment is to increase the aggregate number of shares of common stock and to authorize the issuance of preferred non-voting stock by the corporation.

IN WITNESS WHEREOF, these articles are signed by the President and Secretary of the corporation, this 17th day of September, 1984.

ATTEST:

Manuel E. Kane
Secretary

RADIATION DISPOSAL SYSTEMS, INC.

By Albert D. Kane
President

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

I, Sandra K. DuBose, a Notary Public, do hereby certify that on this 17th day of September, 1984, personally appeared before me Albert D. Kane and Manuel E. Kane, each of whom being by me first duly sworn, declared that he signed the foregoing document in the capacity indicated, that he was authorized so to sign, and that the statements contained therein are true.

Witness my hand and notarial seal, this 17th day of September, 1984.

Sandra K. DuBose
Notary Public

My Commission Expires:

12-10-85